EXHIBIT 10.1

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CEDAR FAIR, L.P.

CEDAR FAIR,

MAGNUM MANAGEMENT CORPORATION,

and

KNOTT'S BERRY FARM,

as Borrowers,

and

THE FINANCIAL INSTITUTIONS NAMED HEREIN,

as Banks,

and

KEYBANK NATIONAL ASSOCIATION,

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AMENDMENT NO. 1 TO CREDIT AGREEMENT

This AMENDMENT NO. 1 TO CREDIT AGREEMENT (this "Amendment") is made as of April 8, 2004, by and among the following:

(i) CEDAR FAIR, L.P., a Delaware limited partnership ("Cedar Fair LP");

(ii) CEDAR FAIR, an Ohio general partnership ("Cedar Fair");

(iii) MAGNUM MANAGEMENT CORPORATION, an Ohio corporation ("Magnum Management"), in its capacity as a Borrower (as hereinafter defined) and in its capacity as Treasury Manager under the Credit Agreement referred to below;

(iv) KNOTT'S BERRY FARM, a California general partnership ("Knott's Berry Farm"; and together with Cedar Fair LP, Cedar Fair, and Magnum Management, collectively, "Borrowers" and, individually, each a "Borrower");

(v) the banking institutions party to the Credit Agreement referred to below (collectively, the "Banks" and, individually, each a "Bank"); and

(vi) KEYBANK NATIONAL ASSOCIATION, as lead arranger and administrative agent for the Banks under the Credit Agreement ("Agent").

RECITALS:

A. Borrowers, Agent and the Banks are parties to the Credit Agreement, dated as of December 22, 2003 (as the same may from time to time be amended, restated or otherwise modified, the "Credit Agreement").

B. Borrowers, Agent and the Banks desire to amend the Credit Agreement to modify certain provisions thereof.

AGREEMENT:

In consideration of the premises and mutual covenants herein and for other valuable consideration, Borrowers, Agent and the Banks agree as follows:

    Definitions. Unless otherwise defined herein, each capitalized term used in this Amendment and not defined herein shall be defined in accordance with the Credit Agreement.

    Amendments.

      New Definitions. Article I of the Credit Agreement is hereby amended to add the following new definitions thereto:

      "Amendment No. 1" shall mean Amendment No. 1 to Credit Agreement dated as of April 8, 2004, among Borrowers, Agent and the Banks.

      "Amendment No. 1 Effective Date" shall mean April 8, 2004.

      "Derivative Obligation" shall mean, with respect to any Person, any obligations of such Person in respect of any rate swap transaction, basis swap, forward rate swap transaction, commodity swap transaction, commodity option, equity or equity index swap, equity or equity index swap option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction or any combination of the foregoing transactions.

      "Equity Event" shall mean a public or private issuance of equity units by Cedar Fair LP at any time after the Amendment No. 1 Effective Date that results in the receipt by Cedar Fair LP of available cash proceeds (net of any fees, taxes and expenses, including any underwriting fees or discounts, payable by Cedar Fair LP in connection with such issuance) of at least Sixty Million Dollars ($60,000,000).

      "Geauga Lake Acquisition" shall mean the acquisition by Cedar Fair LP of substantially all of the assets of Six Flags Worlds of Adventure (including the adjacent hotel and campground), in accordance with the terms and conditions of the Geauga Lake Acquisition Documents.

      "Geauga Lake Acquisition Documents" shall mean, collectively, the Asset Purchase Agreement dated as of April 8, 2004 among Cedar Fair LP, Six Flags, Inc., Funtime, Inc., Aurora Campground Inc., Ohio Campground Inc., and Ohio Hotel LLC and all schedules and exhibits thereto.

      "Mark-To-Market Value" shall mean, at any date with respect to any Derivative Obligation of any Company, the termination value thereof (on a net basis), calculated as if such Derivative Obligation had been terminated on such date by reason of a default or termination by such Company.

      Amendment to Applicable Facility Fee Definition. The definition of "Applicable Facility Fee Rate" as set forth in Article I of the Credit Agreement is hereby amended to add the following new language at the end of such definition:

      Notwithstanding anything in the foregoing to the contrary, and in addition to the Applicable Facility Fee Rate set forth above, (i) if an Equity Event has not occurred on or before September 26, 2004, then commencing on September 27, 2004 the Applicable Facility Fee Rate shall be increased by 12.50 basis points through the earlier of (x) the date that an Equity Event has occurred and (y) December 31, 2004, and (ii) if an Equity Event has not occurred on or before December 31, 2004, then on January 1, 2005 the Applicable Facility Fee Rate shall be increased by 25.00 basis points until the date that an Equity Event has occurred.

      Amendment to Applicable Margin Definition. The definition of "Applicable Margin" as set forth in Article I of the Credit Agreement is hereby amended to add the following new language at the end of such definition:

      Notwithstanding anything in the foregoing to the contrary, and in addition to the Applicable Margin set forth above, (i) if an Equity Event has not occurred on or before September 26, 2004, then commencing on September 27, 2004 the Applicable Margin shall be increased by 37.50 basis points through the earlier of (x) the date that an Equity Event has occurred and (y) December 31, 2004, and (ii) if an Equity Event has not occurred on or before December 31, 2004, then on January 1, 2005 the Applicable Margin shall be increased by 75 basis points until the date that an Equity Event has occurred.

      Amendment to Funded Indebtedness Definition. The definition of "Consolidated Funded Indebtedness" as set forth in Article I of the Credit Agreement is hereby amended and restated as follows:

      "Consolidated Funded Indebtedness" shall mean, at any date, on a Consolidated basis, all Indebtedness of the Companies for borrowed money and capitalized leases, including, but not limited to, current, long-term and Subordinated Indebtedness, if any; provided, however, that (i) if in accordance with SFAS No. 133 at the end of any fiscal quarter the Companies are required to record an asset on their Consolidated balance sheet for such fiscal quarter as a result of the Mark-To-Market Value of a fixed to floating interest rate swap for such fiscal quarter and the Companies are also required to increase the aggregate amount of Consolidated Funded Indebtedness on their Consolidated balance sheet in an amount equal to the amount of such asset, then the amount by which Consolidated Funded Indebtedness has been increased to offset such asset for such fiscal quarter shall be excluded from Consolidated Funded Indebtedness for such fiscal quarter, and (ii) if in accordance with SFAS No. 133 at the end of any fiscal quarter the Companies are required to record a liability on their Consolidated balance sheet for such fiscal quarter as a result of the Mark-To-Market Value of a fixed to floating interest rate swap for such fiscal quarter and the Companies are also required to decrease the aggregate amount of Consolidated Funded Indebtedness on their Consolidated balance sheet in an amount equal to the amount of such liability, then the amount by which Consolidated Funded Indebtedness has been decreased will be included as Consolidated Funded Indebtedness under this agreement for such fiscal quarter.

      Amendment to Mandatory Payment Section. Section 2.11(a) of the Credit Agreement is hereby amended and restated as follows:

      (a) (i) If, at any time, the Revolving Credit Exposure shall exceed the Total Commitment Amount as then in effect, Borrowers shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of the Loans sufficient to bring the Revolving Credit Exposure within the Total Commitment Amount.

      (ii) Within one (1) Business Day of the receipt by any Company of the proceeds of the Equity Event, Borrowers shall apply not less than Sixty Million Dollars ($60,000,000) of such proceeds as a prepayment of the aggregate principal amount of Loans outstanding on such day. Any prepayment of a LIBOR Loan or Swing Loan in connection with this subpart shall be subject to the prepayment fees set forth in Section 2.7 hereof.

      Amendment to Financial Covenants. Section 5.7(a) of the Credit Agreement is hereby amended and restated as follows:

      (a) Leverage Ratio. The Companies shall not suffer or permit at any time the Leverage Ratio to exceed (i) 3.00 to 1.00 for the period from the Closing Date through the day before the Amendment No. 1 Effective Date, (ii) 3.50 to 1.00 from the Amendment No. 1 Effective Date through September 25, 2004, (iii) 3.00 to 1.00 from September 26, 2004 through December 31, 2004, (iv) 3.25 to 1.00 or, if the Equity Event has occurred, 3.00 to 1.00 from January 1, 2005 through March 27, 2005, and (v) 3.00 to 1.00 on March 28, 2005 and at all times thereafter.

      Amendment to Acquisition Covenant. Section 5.13 of the Credit Agreement is hereby amended and restated as follows:

    Section 5.13. Acquisitions. No Company shall effect any Acquisition; provided, however, that:

    (a) the Companies may effect the Geauga Lake Acquisition so long as (i) such Acquisition is made in accordance with the terms and conditions of the Geauga Lake Acquisition Documents, (ii) the aggregate Consideration paid by the Companies in connection with such Acquisition shall not exceed One Hundred Fifty Million Dollars ($150,000,000), (iii) the Companies shall be in full compliance with the Loan Documents both prior to and subsequent to such Acquisition, and (iv) Borrowers shall have provided to Agent and the Banks, on or before the closing of such Acquisition, a certificate of a Financial Officer of Cedar Fair LP showing pro forma compliance with Section 5.7 hereof, both before and after the Acquisition; and

    (b) in addition to the Acquisition permitted pursuant to subpart (i) above, a Borrower or Guarantor of Payment may effect an Acquisition so long as: (a) such Borrower or Guarantor of Payment, as the case may be, shall be the surviving entity in the case of a merger or other combination; (ii) the business to be acquired shall be similar to the lines of business of the Companies; (iii) the Companies shall be in full compliance with the Loan Documents both prior to and subsequent to such Acquisition; (iv) with respect to any such Acquisition in which the Consideration shall be in excess of Ten Million Dollars ($10,000,000), Borrowers shall have provided to Agent and the Banks, at least five days prior to such Acquisition, historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer of Cedar Fair LP showing pro forma compliance with Section 5.7 hereof, both before and after the proposed Acquisition; (v) the aggregate Consideration in connection with such Acquisition shall not exceed the aggregate amount of Forty Million Dollars ($40,000,000), and (vi) the aggregate Consideration in connection with such Acquisition, when added to all other Acquisitions for all Companies made since the Closing Date (but excluding the Geauga Lake Acquisition), would not exceed the aggregate amount of Seventy-Five Million Dollars ($75,000,000).

    Increase in Commitment.

      Increase in Commitment. In accordance with Section 2.8(c) of the Credit Agreement, Borrowers have requested that Agent increase the Maximum Commitment Amount from the Closing Commitment Amount to the Increased Commitment Amount. In connection therewith, certain Banks (each such Bank, an "Increasing Bank") have agreed to increase the maximum amount of their Revolving Credit Commitment (for each such Increasing Bank, a "Commitment Increase") such that the aggregate amount of all the Commitment Increases is Fifty Million Dollar ($50,000,000). Effective upon the Amendment Effective Date (as defined in Section 4.2 below), the Maximum Commitment Amount shall be increased to the Increased Commitment Amount and the Revolving Credit Commitment of each Bank shall be as set forth on Schedule 1 to this Amendment, which Schedule 1 hereby replaces Schedule 1 attached to the Credit Agreement. On the Amendment Effective Date, the Banks shall make such adjustments among themselves with respect to the Revolving Loans then outstanding as shall be necessary, in the opinion of Agent, in order to reallocate among such Banks the amount of such outstanding Revolving Loans to give effect to the new Commitment Percentages set forth on Schedule 1 hereto.

      Commitment Increase Fees. In consideration of the Commitment Increase being provided by each Increasing Bank, on the Amendment Effective Date, Borrowers shall pay to each Increasing Bank the commitment increase fees set forth in the amendment closing fee letter between Borrowers and Agent dated the Amendment Effective Date (the "Amendment Closing Fee Letter"). Such fees shall be non-refundable and be deemed to have been fully earned when paid and shall be in addition to any other fees payable pursuant to the Credit Agreement or this Amendment.

      No Further Commitment Increases. Borrowers acknowledge and agree that after giving effect to the Commitment Increases contemplated pursuant to this Amendment, Borrowers shall not hereafter be permitted to increase the Maximum Commitment Amount pursuant to Section 2.8(c) of the Credit Agreement, even if Borrowers subsequently voluntarily reduce the Maximum Commitment Amount to the Closing Commitment Amount in accordance with Section 2.8(b) of the Credit Agreement.

    Effectiveness.

      Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

      (a) Amendment Executed. This Amendment shall have been executed by Borrowers, each Guarantor of Payment, Agent and the Required Banks, and counterparts hereof as so executed shall have been delivered to Agent.

      (b) Replacement Notes. Borrowers shall have executed and delivered to each Bank whose Revolving Credit Commitment is being increased pursuant to Section 3.1 of this Amendment, a replacement Revolving Credit Note reflecting the new amount of such Bank's Revolving Credit Commitment.

      (c) Geauga Lake Acquisition. With respect to the Geauga Lake Acquisition:

        such Acquisition shall have been (or concurrently with the effectiveness of this Amendment will be) consummated in accordance with the terms and conditions of the Geauga Lake Acquisition Documents;

        Cedar Fair LP shall have delivered to Agent a copy of all of the Geauga Lake Documents certified by an officer of Cedar Fair as being true, complete and correct; and

        as required pursuant to Section 5.13(a)(iv) of the Credit Agreement (as modified by this Amendment), Cedar Fair LP shall have provided to Agent and the Banks a certificate of a Financial Officer of Cedar Fair LP showing pro forma compliance with Section 5.7 hereof, both before and after the Geauga Lake Acquisition.

      (d) Amendment Closing Certificate. Borrowers shall have delivered to Agent and the Banks an officer's certificate certifying that, as of the Amendment Effective Date, (i) all conditions precedent set forth in this Section 4.1 have been satisfied, (ii) no Default or Event of Default exists nor immediately after the Amendment Effective Date will exist, and (iii) each of the representations and warranties set forth in this Amendment and in the Credit Agreement are true and correct as of the Amendment Effective Date.

      (e) Officer's Certificate; Resolutions. Each Borrower and Guarantor of Payment shall have delivered to Agent an officer's certificate certifying the names of the officers of such Borrower or Guarantor of Payment authorized to sign this Amendment and the other Loan Documents, if any, required to be executed in connection herewith, together with the true signatures of such officers and certified copies of the resolutions of the board of directors of each Borrower and Guarantor of Payment evidencing approval of the execution and delivery of this Amendment and the other Loan Documents, if any, being executed in connection herewith.

      (f) Legal Opinion. Borrowers shall have delivered to Agent an opinion of counsel for each Borrower and Guarantor of Payment, in form and substance satisfactory to Agent.

      (g) Good Standing and Full Force and Effect Certificates. Borrowers shall have delivered to Agent a good standing certificate or full force and effect certificate, as the case may be, for each Borrower and Guarantor of Payment, issued on or about the Amendment Effective Date by the Secretary of State in the state where such Borrower or Guarantor of Payment is incorporated or formed.

      (h) Fees. Borrowers shall have (i) executed and delivered to Agent the Amendment Closing Fee Letter and paid to each Bank executing this Amendment the fees required to be paid to such Bank pursuant to the Amendment Closing Fee Letter, (ii) paid to each Increasing Bank the commitment increase fees required to be paid to such Increasing Bank pursuant to the Amendment Closing Fee Letter, (iii) paid to Agent, for its sole account, the fees required to be paid pursuant to the letter dated as of March 26, 2004 between Agent and Cedar Fair LP (the "Agent Amendment Fee Letter"), and (iv) paid all legal fees and expenses of Agent in connection with the preparation and negotiation of this Amendment and the other documents being executed or delivered in connection herewith.

      (i) Amendment to Prudential Note Agreement. The Borrowers shall have received the proceeds of the issuance of additional senior notes as contemplated pursuant to that certain Amendment dated April 8, 2004 to the Prudential Note Agreements and the Borrowers shall have delivered to Agent and the Banks copies of such amendment certified by an officer of Borrowers as being true and complete.

      (k) Other Matters. Each Borrower and Guarantor of Payment shall have provided such other items and shall have satisfied such other conditions as may be reasonably required by Agent.

      Amendment Effective Date. This Amendment shall be effective on the date (the "Amendment Effective Date") upon which the conditions precedent set forth in Section 4.1 above are satisfied. Agent shall provide Borrowers and the Banks written notice immediately upon the occurrence of the Amendment Effective Date. Unless otherwise specifically set forth herein, each of the amendments and other modifications set forth in this Amendment shall be effective on and after the Amendment Effective Date.

    Miscellaneous.

      Representations and Warranties. Each Borrower and Guarantor of Payment, by signing below, hereby represents and warrants to Agent and the Banks that:

        such Borrower or Guarantor of Payment has the legal power and authority to execute and deliver this Amendment;

        the officials executing this Amendment have been duly authorized to execute and deliver the same and bind such Borrower or Guarantor of Payment with respect to the provisions hereof;

        the execution and delivery hereof by such Borrower or Guarantor of Payment and the performance and observance by such Borrower or Guarantor of Payment of the provisions hereof do not violate or conflict with the organizational agreements of such Borrower or Guarantor of Payment or any law applicable to such Borrower or Guarantor of Payment or result in a breach of any provision of or constitute a default under any other material agreement, instrument or document binding upon or enforceable against such Borrower or Guarantor of Payment;

        no Default or Event of Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of this Amendment or by the performance or observance of any provision hereof;

        no Borrower or Guarantor of Payment has any claim or offset against, or defense or counterclaim to, any obligations or liabilities of such Borrower or Guarantor of Payment under the Credit Agreement or any Related Writing;

        this Amendment constitutes a valid and binding obligation of such Borrower or Guarantor of Payment in every respect, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies; and

        each of the representations and warranties set forth in Article VI of the Credit Agreement is true and correct in all material respects as of the date hereof, except to the extent that any thereof expressly relate to an earlier date.

      Credit Agreement Unaffected. Each reference to the Credit Agreement in any Loan Document or other Related Writing shall hereafter be construed as a reference to the Credit Agreement as amended hereby. Except as herein otherwise specifically provided, all provisions of the Credit Agreement shall remain in full force and effect and be unaffected hereby. This Amendment, the Agent Amendment Fee Letter and the Amendment Closing Fee Letter shall be Loan Documents.

      Guarantor Acknowledgment. Each Guarantor of Payment, by signing this Amendment:

        consents and agrees to and acknowledges the terms of this Amendment;

        acknowledges and agrees that all of the Loan Documents to which such Guarantor of Payment is a party or otherwise bound shall continue in full force and effect and that all of such Guarantor of Payment's obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment;

        represents and warrants to Agent and the Banks that all representations and warranties made by such Guarantor of Payment and contained in this Amendment or any other Loan Document to which it is a party are true and correct in all material respects on and as of the Amendment Effective Date to the same extent as though made on and as of the Amendment Effective Date, except to the extent that any thereof expressly relate to an earlier date; and

        acknowledges and agrees that (A) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor of Payment is not required by the terms of the Credit Agreement or any other Loan Document to which such Guarantor of Payment is a party to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (B) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor of Payment to any future amendments or modifications to the Credit Agreement.

      Waiver. Each Borrower and Guarantor of Payment, by signing below, hereby waives and releases Agent and each of the Banks and their respective directors, officers, employees, attorneys, affiliates and subsidiaries from any and all claims, offsets, defenses and counterclaims of which such Borrower and any Guarantor of Payment is aware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

      Entire Agreement. This Agreement, together with the Credit Agreement and the other Loan Documents integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof. Each Borrower and Guarantor of Payment that is not already a party to the Agent Amendment Fee Letter agrees to be bound by the Agent Amendment Fee Letter as if it were an original party thereto.

      Counterparts This Amendment may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

      Governing Law. The rights and obligations of all parties hereto shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of laws.

      JURY TRIAL WAIVER. EACH BORROWER, AGENT, EACH BANK AND EACH GUARANTOR OF PAYMENT HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, AGENT, THE BANKS, THE GUARANTORS OF PAYMENT, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

[Signature pages follow.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date first above written.

Cedar Fair, L.P.

By: Cedar Fair Management Company,

its Managing General Partner

Cedar Fair

By: Magnum Management Corporation,
its Managing General Partner

Magnum Management Corporation

Knott's Berry Farm

By: Cedar Fair, L.P.,

its Managing General Partner

By: Cedar Fair Management Company, its Managing General Partner

By:_________________________

Bruce A. Jackson

As Corporate Vice President, Finance & Chief Financial Officer of Cedar Fair Management Company

As Vice President, Finance & Chief Financial Officer of Magnum Management Corporation

MICHIGAN'S ADVENTURE, INC., as a Guarantor of Payment By:_____________________________________ Bruce A. Jackson, Treasurer
KEYBANK NATIONAL ASSOCIATION, as Agent and as a Bank By: Francis W. Lutz, Vice President
BANK ONE, NA (successor by merger to Bank One, Michigan) By: Name:______________________________ Title: ______________________________
NATIONAL CITY BANK By: Name: Title:
WACHOVIA BANK, NATIONAL ASSOCIATION By: Name: Title:
FIFTH THIRD BANK By: Name: Title:
COMERICA BANK By: Name: Title:
UMB BANK, N.A. By: Name: Title:

Schedule 1

Banks and Commitments

Banking Institution	Commitment Percentage	Maximum Amount during any Seasonal Commitment Decrease Period	Maximum Amount other than during any Seasonal Commitment Decrease Period
KeyBank National Association	27.77777782610%	$50,000,000.10	$63,888,889.00
National City Bank	14.21042739130%	$25,578,769.30	$32,683,983.00
Bank One, NA (successor by merger to Bank One, Michigan)	12.53999608696%	$22,571,992.96	$28,841,991.00
Wachovia Bank, National Association	14.21042739130%	$25,578,769.30	$32,683,983.00
Fifth Third Bank	14.21042739130%	$25,578,769.30	$32,683,983.00
Comerica Bank	13.04347826087%	$23,478,260.87	$30,000,000.00
UMB Bank, n.a.	4.00746565217%	$7,213,438.17	$9,217,171.00
Total Commitment Amount	100.0000000000%		$$230,000,000.00